Exhibit 99.3

FORM OF LETTER TO BROKERS, DEALERS, BANKS AND OTHER NOMINEE HOLDERS

PROVECTUS BIOPHARMACEUTICALS, INC.

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Provectus Biopharmaceuticals, Inc.

[            ], 2016

To Brokers, Dealers, Banks and Other Nominees:

This letter is being distributed by Provectus Biopharmaceuticals, Inc. (the “Company”) to brokers, dealers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by the Company to subscribe for and purchase Units (as defined below), pursuant to non-transferable subscription rights (“Subscription Rights”) distributed to all holders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on [            ], 2016 (the “Record Date”). Each Unit entitles the holder to [                ] shares of the Company’s Common Stock and [            ] warrants representing the right to purchase one share of Common Stock. The Subscription Rights and Units are described in the prospectus dated [            ], 2016 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to [            ] Units on the terms and subject to the conditions described in the Prospectus, at a subscription price of $[        ] per Unit (the “Subscription Price”). The Company may, in its sole discretion, reduce the Subscription Price by up to 20%, and if the Company elects to reduce the Subscription Price per Unit, holders will receive proportionally more Units based on the payment amount the Company received from such holders in connection with the exercise of their subscription rights, and the exercise price of the Warrants will be reduced such that the exercise price continues to represent 110% of the Subscription Price (as so reduced).

The Subscription Rights may be exercised at any time during the subscription period, which commences on [            ], 2016 and ends at 5:00 p.m., Eastern Time, on [            ], 2016, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the Prospectus, each beneficial owner of shares of Common Stock is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner on the Record Date, evidenced by non-transferable Subscription Rights certificates (the “Subscription Rights Certificates”) registered in the record holder’s name or its nominee. Each Subscription Right entitles holder to purchase one Unit at the Subscription Price (the “Basic Subscription Right”).

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient Units are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Units exceed the remaining Units available, the remaining Units will be allocated pro-rata among holders who over-subscribe based on the number of shares of Common Stock held by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holder receiving a greater number of Units than the holder subscribed for, then such holder will be allocated only the number of Units for which the holder oversubscribed, and the remaining Units will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. If the Rights Offering is oversubscribed (after taking into account all Over-Subscription requests), the Company may increase the size of the Rights Offering, in its sole discretion, by up to 20%, and the Company will allocate such increased amount pro rata among its stockholders who exercise both their Basic Subscription Right and their Over-Subscription Privilege in the same manner as described above.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Unit. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

The Company is asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Subscription Rights distributable with respect to those securities through a broker, dealer, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise Subscription Rights on behalf of beneficial owners, you will be required to certify to the Subscription Agent and the Company, in connection with such exercise, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Rights of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf you are acting.

The Company is asking you to contact your clients for whom you hold shares of Common Stock registered in your name or the name of your nominee to obtain instruction with respect to the Subscription Rights.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Subscription Rights Certificate

3.	Instructions as to Use of Subscription Rights Certificates

4.	Form of Letter to Stockholders who are Beneficial Holders

5.	Form of Beneficial Owner Election Form

6.	Form of Nominee Holder Certification

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Privilege, if applicable, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the property completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.

A holder cannot revoke the exercise of a Subscription Right. Subscription Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT (844) 695-1509 OR COLLECT AT (720) 414-6879, OR TO MAXIM GROUP LLC, THE DEALER-MANAGER, AT SYNDICATE@MAXIMGRP.COM OR COLLECT AT (212) 895-3745.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AND INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.